                         Subsidiaries of the Registrant
                         ------------------------------


Lamaze Publishing Company, Inc.

Online Psychological Services, Inc.

TWN, Inc.

KnowledgeWeb, Inc. d/b/a Astrology.Net

iBaby, Inc.

Health ResponseAbility Systems, Inc.

Family Point, Inc.